Exhibit 10.1

Asset Purchase Agreement

dated as of

October 10, 2013

by and among

ECOtality, Inc.

Electronic Transportation Engineering Corporation

ECOtality Stores, Inc.

ETEC North, LLC

The Clarity Group, Inc.

and

G.H.V. Refrigeration, Inc.

as the Sellers

and

Intertek Testing Services NA, Inc.

as Buyer

Asset PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is dated as of October 10, 2013 (the “Agreement”) by and among ECOtality, Inc., a Nevada corporation, Electronic Transportation Engineering Corporation, an Arizona corporation, ECOtality Stores, Inc., a Nevada corporation, ETEC North, LLC, a Delaware limited liability company, The Clarity Group, Inc., an Arizona corporation, and G.H.V. Refrigeration, Inc., a California corporation, (each, a “Seller” and collectively, the “Sellers”) and Intertek Testing Services NA, Inc., a New York corporation (the “Buyer”).

W I T N E S S E T H :

WHEREAS, the Sellers own the Purchased Assets (as defined below);

WHEREAS, the Sellers have sought relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) by filing cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Arizona (the “Bankruptcy Court”) on September 16, 2013; and

WHEREAS, Buyer desires to purchase the Purchased Assets (as defined below) and to assume the Assumed Liabilities (as defined below), upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties to this Agreement agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01     Definitions.

(a)     The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person; provided, however, that with respect to the Sellers, “Affiliate” shall mean only the other Sellers.

“Assumed Contracts” means (a) those Contracts primarily related to the ETEC Business that are (a) identified on Schedule 2.01(a) hereto as Assumed Contracts and (b) otherwise identified in writing to Sellers by the Buyer as Assumed Contracts prior to the Closing Date.

“Assignment and Assumption Agreement” means an assignment and assumption agreement drafted by Sellers and reasonably acceptable to Buyer.

“Benefit Plans” means any employee benefit plan, program, policy or arrangement currently maintained for the benefit of any current or former employee, officer or director of any Seller.

“Bid Procedures Order” means the order of the Bankruptcy Court entered on September 19, 2013 approving the Bidding Procedures in connection with the sale of substantially all of the Sellers’ assets.

“Bill of Sale” means a bill of sale with respect to the Purchased Assets, drafted by Sellers and reasonably acceptable to Buyer.

“ETEC Business” means the business of Sellers known as the eTec Labs business.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in Phoenix, Arizona are authorized or required by law to close.

“Claim” means a claim as defined in Section 101 of the Bankruptcy Code.

“Closing Date” means the date of the Closing.

“Confidentiality Agreement” means that certain non-disclosure agreement by and between Ecotality, Inc. and Buyer dated September 9, 2013, as amended by that certain addendum between Ecotality, Inc. and Buyer dated September 24, 2013.

“Contracts” means agreements, contracts, leases, licenses, consensual obligations, promises and undertakings.

“Cure Costs” means the liabilities and obligations of the Sellers that must be paid or otherwise satisfied to cure all of the Sellers’ defaults under the Assumed Contracts (excluding the US Agreements) at the time of the assumption by and assignment to Buyer of such Assumed Contracts as provided herein. For the avoidance of doubt (a) there are no Cure Costs, and (b) any obligations of Buyer with respect to the US Agreements shall solely be governed by the provisions of Section 5.07 herein.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

“Material Adverse Effect” means (i) any material adverse effect on the Purchased Assets, taken as a whole, or (ii) any material adverse effect on the ability of the Sellers to consummate the transactions contemplated by this Agreement; provided that the following shall not constitute a Material Adverse Effect and shall not be taken into account in determining whether or not there has been or would reasonably be expected to be a Material Adverse Effect: (A) changes in general economic conditions or securities or financial markets in general that do not disproportionately impact the Sellers, taken as a whole: (B) general changes in the industry in which the Sellers operate and not specifically relating to, or having a disproportionate effect on, the Sellers taken as a whole (relative to the effect on other persons operating in such industry); (C) any changes in law applicable to the Sellers or any of their respective properties or assets or interpretations thereof by any governmental authority which do not have a disproportionate effect on the Sellers, taken as a whole; (D) any outbreak or escalation of hostilities or war (whether declared or not declared) or any act of terrorism which do not have a disproportionate effect on the Sellers, taken as a whole; (E) any changes to the extent resulting from the announcement or the existence of, or compliance with, this Agreement and the transactions contemplated hereby (including without limitation any lawsuit related thereto or the impact on relationships with suppliers, customers, employees or others); (F) any accounting regulations or principles or changes in accounting practices or policies that the Sellers are required to adopt; (G) matters occurring in, or arising from the Chapter 11 Cases of the Sellers, including any events, occurrences, or other actions taken as a result thereof; and (H) any changes resulting from actions of the Sellers expressly agreed to or requested by the Buyer.

“Permitted Liens” means (i) Liens permitted by the Approval Order, (ii) Liens created pursuant to any Assumed Contracts; and (iii) Liens set forth on Schedule 1.01(b).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision, or an agency or instrumentality thereof.

(b)     Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Approval Order	Section 5.05
Assumed Liabilities	Section 2.02
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Bankruptcy Period	Section 10.05
Buyer Causes of Action	Preamble Schedule 2.01(b)
Chapter 11 Cases	Recitals
Closing	Section 2.07
Code	Section 7.01
Excluded Assets	Section 2.01
Excluded Liabilities	Section 2.03
Good Faith Deposit Income Tax	Section 2.06(a) Section 7.01
Purchased Assets	Section 2.01
Purchase Price	Section 2.05
Sellers	Preamble
Tax	Section 7.01
Taxing Authority	Section 7.01
Tax Return	Section 7.01
Transfer Consent	Section 2.04
Transfer Taxes US Agreement US Government	Section 7.02 Schedule 2.01(a) Section 5.07(a)

Section 1.02     Other Definitions and Interpretative Matters. Unless otherwise indicated to the contrary in this Agreement by the context or use thereof:

(a)     When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a day other than a Business Day, the period in question shall end on the next succeeding Business Day. Any reference in this Agreement to days (but not Business Days) means to calendar days.

(b)     Any reference in this Agreement to $ means U.S. dollars.

(c)     Unless the context otherwise requires, all capitalized terms used in the Exhibits and Schedules shall have the respective meanings assigned in this Agreement. All Exhibits and Schedules attached or annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(d)     Any reference in this Agreement to gender includes all genders, and words importing the singular number also include the plural and vice versa.

(e)     The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement. All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article of this Agreement unless otherwise specified.

(f)     Words such as “herein,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.

(g)     The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h)     References to laws, rules and regulations shall include such laws, rules and regulations as they may from time to time be amended, modified or supplemented.

(i)      Reference to a given agreement or instrument shall be a reference to that agreement or instrument as modified, amended, supplemented or restated through the date as of which such reference is made

(j)      References to any Person shall include its permitted successors and assigns and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities.

ARTICLE 2

PURCHASE AND SALE

Section 2.01     Purchase and Sale. Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from the Sellers and each Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Closing, free and clear of all Liens and Claims, other than Assumed Liabilities and Permitted Liens, all of such Seller’s right, title and interest in, to and under those assets listed on Schedule 2.01(a) hereto (the “Purchased Assets); provided, that Buyer expressly understands and agrees that the assets and properties of the Sellers set forth in Schedule 2.01(b) are excluded from the Purchased Assets and shall not be transferred to Buyer under this Agreement (the “Excluded Assets”).

Section 2.02     Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing, to assume (a) all liabilities and obligations arising from and after the Closing from or relating to the Purchased Assets and the ownership and operation thereof, (b) all liabilities and obligations arising from or relating to the Assumed Contracts and all Cure Costs relating to Assumed Contracts, (c) all Transfer Taxes assumed by Buyer under Section 7.02, and (d) the other liabilities and obligations of the Sellers set forth in Schedule 2.02 hereto ((a) through (d) collectively, the “Assumed Liabilities”).

Section 2.03     Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of any Seller of whatever nature, whether presently in existence or arising hereafter, including without limitation those Contracts and the liabilities associated therewith, set forth or referenced on Schedule 2.03 attached hereto, as well as those Contracts of Sellers that are not identified by Sellers as Assumed Contracts as set forth herein. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of the Sellers (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”).

Section 2.04     Assignment of Contracts and Rights. Sellers shall transfer and assign all Assumed Contracts to Buyer, and Buyer shall assume all Assumed Contracts from Sellers, as of the Closing Date pursuant to the Approval Order, or other order of the Bankruptcy Court pursuant to the process set forth in the Bid Procedures Order. In connection with such assignment and assumption, Buyer shall pay or otherwise satisfy all Cure Costs under such Assumed Contracts. Except as to Assumed Contracts assigned pursuant to Section 365 of the Bankruptcy Code, anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Assumed Contract or other Purchased Asset or any right thereunder if an attempted assignment, without the consent of a third party or Governmental Authority (each, a “Transfer Consent”), would constitute a breach by any Seller in respect thereof. If such Transfer Consent is not obtained or such assignment is not attainable pursuant to Section 365, to the extent permitted and subject to any approval of the Bankruptcy Court that may be required, the Sellers and Buyer will cooperate in a mutually agreeable arrangement (at Buyer’s sole cost and expense) under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement.

Section 2.05     Purchase Price.

(a)     On the terms and subject to the conditions contained herein, the purchase price (the “Purchase Price”) for the Purchased Assets shall consist of:

(i)      cash in the amount of $750,000;

(ii)     the payment or other satisfaction of all Cure Costs; and

(iii)    the assumption of the Assumed Liabilities.

(b)     At the Closing, Buyer shall pay to the Sellers the Purchase Price less the Good Faith Deposit, by wire transfer of immediately available funds to an account or accounts designated by the Sellers at least two (2) Business Days prior to the Closing Date.

Section 2.06     Good Faith Deposit.

(a)     Buyer has deposited with the Sellers cash in the amount of $37,500 (the “Good Faith Deposit”) to be held by Sellers in a non-interest bearing account pending the Closing or other disbursement pursuant to this Agreement and applied as provided in Section 2.06(b).

(b)     The Good Faith Deposit shall be retained by the Sellers in the following circumstances: (i) at the Closing as a credit against the Purchase Price and (ii) if this Agreement is terminated pursuant to Section 9.01(b). Except as described in the previous sentence, the Good Faith Deposit shall be returned to Buyer after termination of this Agreement subject to any setoff for any claim of breach or payment due for breach by Buyer of this Agreement.

Section 2.07     Closing. The closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder (the “Closing”) shall take place at the offices of Akin Gump Strauss Hauer & Feld LLP, 2029 Century Park East, Suite 2400, Los Angeles, California 90067, on the first Business Day after the satisfaction (or waiver, as applicable) of the conditions to Closing set forth in Article 6 herein, including the entry of the Approval Order (unless such Approval Order is subject to a stay of Closing). At the Closing:

(a)     Buyer shall deliver to the Sellers:

(i)      the Purchase Price less the Good Faith Deposit as described in Section 2.05(b); and

(ii)     the Assignment and Assumption Agreement and Assumption Agreement duly executed by Buyer.

(b)     Sellers shall deliver to Buyer:

(i)      the Assignment and Assumption Agreement and the Bill of Sale duly executed by each applicable Seller; and

(ii)     a certificate of non-foreign status executed by each Seller (or, if applicable, a direct or indirect owner of a Seller) that is not a disregarded entity for U.S. federal income tax purposes, prepared in accordance with Treasury Regulation Section 1.1445-2(b).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller represents and warrants to Buyer:

Section 3.01     Organization and Qualification. Each Seller has been duly organized and is validly existing and in good standing under the laws of its respective jurisdiction of incorporation, with the requisite power and authority to own its properties and conduct its business as currently conducted in all material respects. Each Seller, as applicable, has been duly qualified as a foreign corporation or organization for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except to the extent that the failure to be so qualified or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.02     Authorization. The execution, delivery and performance by the Sellers of this Agreement and the consummation of the transactions contemplated hereby are within the Sellers’ corporate or limited liability company powers, as applicable, and, subject to the Bankruptcy Court’s entry of the Approval Order, have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of each Seller.

Section 3.03     Execution and Delivery; Enforceability. This Agreement has been duly and validly executed and delivered by each Seller, and, subject to the Bankruptcy Court’s entry of the Approval Order, will constitute the valid and binding obligation of each Seller, enforceable against each such Seller in accordance with its terms.

Section 3.04     Exclusivity of Representations and Warranties. The representations and warranties made by the Sellers in this Agreement are in lieu of and are exclusive of all other representations and warranties, including, without limitation, any implied warranties. The Sellers hereby disclaim any such other or implied representations or warranties, notwithstanding the delivery or disclosure to the Sellers or their officers, directors, employees, agents or representatives of any documentation or other information (including any financial projections or other supplemental data not included in this Agreement).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to each Seller that:

Section 4.01     Existence and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of New York corporation and has all requisite powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 4.02     Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part Buyer.

Section 4.03     Execution and Delivery; Enforceability. This Agreement has been duly and validly executed and delivered by Buyer, and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

Section 4.04     No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby shall not, with or without the giving of notice or lapse of time, (i) violate any provision of the organizational documents of Buyer, (ii) violate any law to which Buyer is subject, or (iii) conflict with, or result in a breach or default under, any term or condition of any other agreement or other instrument to which Buyer is a party or by which Buyer is bound.

Section 4.05     Sufficiency of Funds. Buyer has, and will continue to have at all times prior to and at the Closing, sufficient cash or other sources of immediately available funds to enable it to make payment of the Purchase Price at Closing.

Section 4.06     Adequate Assurances Regarding Assumed Contracts. Buyer is and will be capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assumed Contracts.

Section 4.07     Inspections; No Other Representations. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Purchased Assets as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer acknowledges that the Sellers have given Buyer complete and open access to the Purchased Assets and the key employees, documents and facilities of the Sellers with respect to the Purchased Assets. Buyer agrees, warrants and represents that (a) Buyer is purchasing the Purchased Assets on an “AS IS,” “WHERE IS” and “WITH ALL FAULTS” basis based solely on Buyer’s own investigation of the Purchased Assets and (b) except as set forth in this Agreement, neither Sellers nor any director, officer, manager, employee, agent, consultant, or representative of Sellers have made any warranties, representations or guarantees, express, implied or statutory, written or oral, respecting the Purchased Assets, any part of the Purchased Assets, the financial performance of the Purchased Assets, or the physical condition of the Purchased Assets. Buyer further acknowledges that the consideration for the Purchased Assets specified in this Agreement has been agreed upon by Sellers and Buyer after good-faith arms’-length negotiation in light of Buyer’s agreement to purchase the Purchased Assets “AS IS,” “WHERE IS” and “WITH ALL FAULTS.” Buyer agrees, warrants and represents that, except as set forth in this Agreement, Buyer has relied, and shall rely, solely upon its own investigation of all such matters, and that Buyer assumes all risks with respect thereto. Except as set forth in this Agreement, Sellers hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, manager, employee, agent, consultant, or representative of Sellers). Sellers make no representations or warranties to Buyer regarding the probable success, profitability or value of any of the Purchased Assets.

ARTICLE 5

COVENANTS

Section 5.01     Confidentiality. Buyer agrees that prior to the Closing Date and after any termination of this Agreement; the Confidentiality Agreement shall remain in full force and effect. After the Closing has occurred, the Confidentiality Agreement shall be terminated to the extent relating to the Purchased Assets and Assumed Liabilities, but shall, with respect to any of the Excluded Assets and Excluded Liabilities remain in full force and effect.

Section 5.02     Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, Buyer and the Sellers will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

Section 5.03     Public Announcements. Absent the prior written consent of the other parties, such consent to not be unreasonably withheld, delayed or conditioned, neither the Sellers nor Buyer shall make any press release, public announcement, securities filing or public statement concerning this Agreement or the transactions contemplated hereby, except as and to the extent that any such party shall be required to make any such disclosure by applicable law, and then only after giving the other party hereto an opportunity to review, if possible under the circumstances, such disclosure and consider in good faith the comments of the other party hereto. For the avoidance of doubt, nothing herein shall be construed to prohibit or restrict any disclosure or announcement which the Sellers make in connection with the Chapter 11 Cases.

Section 5.04     Assurances Regarding Assumed Contracts; Payment of Cure Costs; Performance of Assumed Contracts. With respect to each Assumed Contract, Buyer shall provide adequate assurance of the future performance by Buyer of such Assumed Contract. Buyer shall, at or prior to the assumption of each Assumed Contract, pay or otherwise satisfy all Cure Costs under such Assumed Contract so that each such Assumed Contract may be assumed by Seller and assigned to Buyer in accordance with the provisions of section 365 of the Bankruptcy Code. Buyer shall (i) from and after the Closing Date assume all obligations and liabilities of Seller under the Assumed Contracts that accrue from and after the date such Assumed Contracts are assumed, (ii) from and after the assumption thereof take all actions necessary to satisfy its obligations and liabilities under the terms and conditions of each of the Assumed Contracts, and (iii) indemnify, defend and hold Sellers harmless from and against any damages, losses, costs, expenses and other liabilities arising out of a breach of this Section 5.04 or any of Buyer's other covenants or obligations contained in this Agreement.

Section 5.05     Bankruptcy Court Approval. Prior to the execution of this Agreement, the Sellers have filed an approval motion with the Bankruptcy Court seeking entry of an order (the “Approval Order”) which, among other things, (i) approves this Agreement, (ii) authorizes the sale of the Purchased Assets to Buyer pursuant to Section 363 of the Bankruptcy Code, (iii) authorizes the assumption and assignment to Buyer of the Assumed Contracts pursuant to Section 365 of the Bankruptcy Code and (iv) authorizes the other transactions contemplated by this Agreement, which Approval Order shall not be inconsistent with the terms of this Agreement. Buyer agrees that it will promptly take all actions as are reasonably requested by Sellers to assist in obtaining the Bankruptcy Court's entry of the Approval Order, including, without limitation, furnishing affidavits, financial information or other documents or information for filing with the Bankruptcy Court and making Buyer's employees and representatives available to testify before the Bankruptcy Court.

Section 5.06     Books and Records. From and after the Closing Date, Buyer agrees to furnish or cause to be furnished to Sellers or Sellers’ representatives, upon request, as promptly as practicable, such information and assistance (including, without limitation, access to books and records and employees, if applicable) relating to the Excluded Assets (including without limitation, the Causes of Action included in the Excluded Assets), as Sellers and/or their representative may deem necessary or advisable in connection with their ownership of the Excluded Assets and the pursuit of the Causes of Action included in the Excluded Assets. Buyer agrees to retain all books and records related to the Excluded Assets in its possession as of the Closing Date for a period of at least six years following the Closing Date. At the end of such period, Buyer shall provide the Sellers with at least ten days prior written notice before destroying any such books and records, during which period the Sellers can elect to take possession, at their own expense, of such books and records.

Section 5.07     Covenants Regarding US Agreements. The Buyer acknowledges and agrees as follows:

(a)     Notwithstanding anything to the contrary contained in this Agreement or any schedule, exhibit or attachment hereto, US Agreements (as defined on Schedule 2.01(a)) shall be Assumed Contracts. The US Agreements may not be assumed or assigned without the consent of the United States of America (the “US Government”). The Buyer shall engage in good faith negotiations with the US Government to achieve a novation of the US Agreements. Good faith negotiations shall include support in filing any requests with the Bankruptcy Court necessary to novate the US Agreements in accordance with the consent requirements set forth below.

(b)     The Buyer shall comply with the requirements set forth in the DOE Novation Checklist previously made available to Buyer, including any amendments thereto, in order to obtain consent from the US Government to a novation of any US Agreement before it may be assumed or assigned by the Sellers. The Buyer shall take all steps necessary and as requested by the US Government to pursue final novation of the US Agreements.

(c)     The US Government has agreed that the Sellers are authorized to transfer the US Agreements and any related assets funded by the US Government to the Buyer pursuant to this Agreement subject, in all respects, to the rights of the US Government therein. The US Government has agreed that, upon and after the transfer of such US Agreements and related assets hereunder, it will not assert any claims relating thereto against the Sellers or their property, including any proceeds resulting from the transactions contemplated by this Agreement; provided, however that the US Government may assert any unsecured claims that it may have with regard to any issues arising from invoices submitted by Sellers to the US Government pursuant to the US Agreements, regarding which claims the Sellers reserve all rights.

(d)     In the event that Buyer fails to obtain consent from the US Government to novate the US Agreements, the US Government shall be authorized to exercise its rights with respect thereto, including without limitation those arising under 10 C.F.R. § 600.321, against the Buyer. For the avoidance of doubt, in the event that Buyer’s novation of a US Agreement fails for any reason, the Buyer shall be liable to the US Government under 10 C.F.R. § 600.321 in an amount equal to the Sellers’ would-be liability to the US Government as of the Closing Date for a disposition under 10 C.F.R. § 600.321.

ARTICLE 6

CONDITIONS TO CLOSING

Section 6.01     Conditions to the Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (unless waived in writing by Sellers) of each of the following conditions on or prior to the Closing Date:

(a)     The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

(b)     Buyer shall have performed and complied in all material respects with all covenants and obligations under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)     No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation or non-appealable judgment, decree, injunction or other order that is in effect on the Closing Date and prohibits the consummation of the Closing.

(d)     The Bankruptcy Court shall have entered the Approval Order and such Approval Order shall not be subject to a stay pending appeal.

Section 6.02     Conditions to the Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Buyer) of each of the following conditions on or prior to the Closing Date:

(a)     The representations and warranties of the Sellers contained in this Agreement, disregarding all materiality and Material Adverse Effect qualifications contained therein, shall be true and correct on and as of the Closing Date, except for any failure to be true and correct that, together with all other such failures, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b)     Each Seller shall have performed and complied with all covenants and obligation under this Agreement, disregarding all materiality and Material Adverse Effect qualifications contained therein, to be performed or complied with by it on or prior to the Closing Date, except for any failure to perform and comply that, together with all other such failures, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(c)     No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation or non-appealable judgment, decree, injunction or other order that is in effect on the Closing Date and prohibits the consummation of the Closing.

(d)     The Bankruptcy Court shall have entered the Approval Order and such Approval Order shall not be subject to a stay pending appeal.

ARTICLE 7

TAX MATTERS

Section 7.01     Tax Definitions. The following terms, as used herein, have the following meanings:

“Code” means the Internal Revenue Code of 1986, as amended.

“Income Tax” means any federal, state, local or non-U.S. tax based on or measured by reference to net income, including any interest, penalties, or additions thereto, whether disputed or not.

“Tax or Taxes” means (i) any tax, governmental fee, levy, duty, tariff, impost, custom, license, payroll, employment, excise, severance, premium, windfall profits, environmental (including taxes under Code § 59A), sales, franchise, profits, pension, social security (or similar), unemployment, capital stock, or other like assessment, charge or premium of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (federal, state, local or non-U.S.), or (ii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person, or as transferee, successor, guarantor or surety.

“Tax Return” means any return, declaration, report, claim for return, or information return or statement relating to Taxes; including any schedule or attachment thereto, and including any amendment thereof.

Section 7.02     Tax Cooperation; Allocation of Taxes.

(a)     Buyer and the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets (including, without limitation, access to books and records) as is reasonably necessary for the preparation and filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least six years following the Closing Date. At the end of such period, Buyer shall provide the Sellers with at least ten days prior written notice before destroying any such books and records, during which period the Sellers can elect to take possession, at its own expense, of such books and records. The Sellers and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets. Notwithstanding any provision to the contrary in this Agreement, it is understood and agreed between Sellers and Buyer that the Sellers shall be wound up and dissolved as soon as practicable following Closing.

(b)     To the extent not exempt under Section 1146(a) of the Bankruptcy Code in connection with the Chapter 11 Cases, all excise, sales, use, value added, registration stamp, recording, documentary, conveyance, franchise, property, transfer and similar Taxes, levies, charges and fees, whether federal, state, local or non-U.S., including any interest and penalties (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne by Buyer when due, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Buyer and the Sellers shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation. If any Seller, as agent for any Taxing Authority, is required to collect such Transfer Taxes, Buyer shall pay the aggregate amount of such Transfer Taxes to the Sellers on demand and in such case Sellers shall remit such amount to the appropriate Taxing Authorities in accordance with applicable legislation. Buyer and the Sellers shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation, relating to Transfer Taxes. Buyer shall indemnify and hold the Sellers harmless from and against any Transfer Taxes, penalty, interest or other amounts which may be payable by or assessed against the Sellers as a result of any incorrect statement or breach of the obligations of the Buyer and/or in connection with the Seller’s failure to collect and remit any Transfer Taxes on the sale and conveyance of the Purchased Assets to the Buyer, together with all loss, costs and expenses.

(c)     Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable law.

Section 7.03     Purchase Price Allocation. Buyer shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Purchased Assets in accordance with Code §1060 and the Treasury regulations thereunder (and any similar provision of state, local, or non-U.S. law, as appropriate), which allocation shall be binding upon Sellers. Buyer shall deliver such allocation to Sellers within 60 days after the Closing Date. Buyer and Sellers and their Affiliates shall report, act, and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by Buyer. Sellers shall timely and properly prepare, execute, file, and deliver all such documents, forms, and other information as Buyer may reasonably request in preparing such allocation. Neither Sellers nor Buyer shall take any position for Tax purposes that is inconsistent with such allocation unless required to do so by applicable law.

ARTICLE 8

SURVIVAL

Section 8.01     Survival. The (a) representations and warranties of the parties and (b) covenants and agreements of the parties that by their terms are to be performed before Closing, contained in this Agreement or in any certificate or other writing delivered in connection herewith shall not survive the Closing. The covenants and agreements contained herein that by their terms are to be performed after Closing shall survive the Closing indefinitely except the covenants, agreements, representations and warranties contained in Article 7 shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof). Notwithstanding any provision to the contrary in this Agreement, it is understood and agreed between Sellers and Buyer that the Sellers shall be wound up and dissolved as soon as practicable following Closing.

ARTICLE 9

TERMINATION

Section 9.01     Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)     by mutual written agreement of the Sellers and Buyer;

(b)     by the Sellers, if Buyer has breached any representation or warranty of Buyer contained in this Agreement in any material respect, or if Buyer shall fail to perform or comply in all material respects with all covenants and obligations of Buyer under this Agreement to be performed or complied with by it on or prior to the Closing Date; provided, that Sellers are not then in material breach of their representations, warranties, covenants or obligations under this Agreement;

(c)     by the Sellers, if any condition to the obligations of Sellers set forth in Section 6.01 (c) or (d) shall have become incapable of fulfillment; provided, that Sellers are not then in material breach of their representations, warranties, covenants or obligations under this Agreement;

(d)     by the Buyer, if any condition to the obligation of Buyer set forth in Section 6.02 shall have become incapable of fulfillment; provided, that Buyer is not then in material breach of its representations, warranties, covenants or obligations under this Agreement;

(e)     by either the Sellers or Buyer, if the Closing shall not have been consummated on or before the date that is two (2) Business Days after the entry of the Approval Order by the Bankruptcy Court, unless the party seeking termination is in material breach of its representations, warranties, covenants or obligations under this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give notice of such termination to the other party in accordance with Section 10.01.

Section 9.02     Effect of Termination. If this Agreement is terminated as permitted by Section 9.01, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement except as provided in Sections 2.06 and 10.06, the provisions of which shall represent the sole and exclusive rights of the parties upon a termination of this Agreement under Section 9.01; provided that if such termination shall result from the (i) failure of Buyer to perform a covenant or obligation of this Agreement, or (ii) breach of any representation or warranty by Buyer, Buyer shall be fully liable for any and all damages, costs and expenses incurred or suffered by the Sellers as a result of such failure or breach. The provisions of Sections 2.06, 5.01, 10.04, 10.05 and 10.06 shall survive any termination pursuant to Section 9.01.

Section 9.03     Exclusive Remedies. Effective as of Closing, Buyer waives any rights and claims Buyer may have against the Sellers, whether in law or in equity, relating to (i) any breach of representation, warranty, covenant or obligation contained herein occurring on or prior to the Closing or (ii) the Purchased Assets or Assumed Liabilities.

MISCELLANEOUS

Section 10.01     Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or email transmission with delivery confirmation) and shall be given, if to Buyer:

Intertek Testing Services NA, Inc.

3933 U.S. Route 11

Cortland, NY 13045

Attention: Richard T. John

Fax: 607-753-9992

Email: richard.john@intertek.com

with a copy to:

Miller Canfield Paddock and Stone, PLC

150 W. Jefferson, Suite 2500

Detroit, MI 48226
Attention: Ronald A. Spinner
Fax: 313-496-8452

Email: spinner@millercanfield.com

if to the Sellers, to:

ECOtality, Inc.
430 South 2nd Avenue

Phoenix, AZ 85003
Attention: H. Ravi Brar
Email: ravi.brar@ecotality.com

with a copy to:

Akin Gump Strauss Hauer & Feld LLP
2029 Century Park East, Suite 2400

Los Angeles, CA 90067
Attention: David P. Simonds
Fax: (310) 229-1000

Email: dsimonds@akingump.com

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day at the place of receipt.

Section 10.02     Amendments and Waivers.

(a)     Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective.

(b)     No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.03     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of each other party hereto; provided, further, however that the Sellers may, without the consent of Buyer, assign this Agreement and their rights and obligations hereunder to a Chapter 7 trustee or other representative of the Sellers’ estates, or any liquidating trust or other successor to the Sellers under any plan of reorganization.

Section 10.04     Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Arizona, without regard to the conflicts of law rules of such state.

Section 10.05     Jurisdiction.  The parties hereto agree that, during the period from the date hereof until the date on which Sellers’ the Chapter 11 Case is closed or dismissed (the “Bankruptcy Period”), any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Bankruptcy Court. The parties further agree that, following the Bankruptcy Period, any suit, action or proceeding with respect to this Agreement or the transactions contemplated hereby shall be brought against any of the parties exclusively in either the United States District Court for the District of Arizona or any state court of the State of Arizona located in such district, and each of the parties hereby irrevocably consents to the jurisdiction of such court and the Bankruptcy Court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in the such courts or that any such suit, action or proceeding which is brought in such courts has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of the Bankruptcy Court, the United States District Court for the District of Arizona or any state court of the State of Arizona.

Section 10.06     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.07     Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 10.08     Specific Performance. It is understood and agreed by Buyer that money damages would be an insufficient remedy for any breach of this Agreement by Buyer and as a consequence thereof, after the Bankruptcy Court’s entry of the Approval Order, Sellers shall be entitled to specific performance and injunctive or other equitable relief as a remedy for such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring Buyer to comply promptly with any of its obligations hereunder. Sellers shall be entitled to an injunction to enforce specifically the consummation of the transactions contemplated herein in a proceeding instituted in any court in the State of Arizona having jurisdiction over the parties and the matter.

Section 10.09     Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 10.10     Bulk Sales Laws. Buyer hereby waives compliance by the Sellers and the Sellers hereby waive compliance by Buyer with the provisions of the “bulk sales”, “bulk transfer” or similar laws of any jurisdiction other than any laws which would exempt any of the transactions contemplated by this Agreement from any Tax liability which would be imposed but for such compliance.

Section 10.11     No Strict Construction. Buyer, on the one hand, and Sellers, on the other hand, participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by Buyer, on the one hand, and Sellers, on the other hand, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Without limitation as to the foregoing, no rule of strict construction construing ambiguities against the draftsperson shall be applied against any Person with respect to this Agreement.

Section 10.12     Non-Recourse. No past, present or future director, manager, officer, employee, incorporator, member, unitholder, partner or equityholder of any party hereto shall have any liability for any obligations or liabilities of the parties under this Agreement or any other document related to the transactions contemplated hereby, for any claim based on, in respect of, or by reason of the transactions contemplated hereby and thereby, and each party hereby covenants not to sue any past, present or future director, manager, officer, employee, incorporator, member, unitholder, partner or equityholder of any other party for any such claim.

Section 10.13     Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ECOTALITY, INC.

By: /s/ H. Ravi Brar

Name:  H. Ravi Brar

Title: CEO

ELECTRONIC TRANSPORTATION ENGINEERING CORPORATION

By:  /s/ H. Ravi Brar

Name:   H. Ravi Brar

Title: CEO

ECOTALITY STORES, INC.

By:  /s/ H. Ravi Brar

Name:   H. Ravi Brar

Title: CEO

ETEC NORTH, LLC

By:  /s/ H. Ravi Brar

Name:   H. Ravi Brar

Title: CEO

THE CLARITY GROUP, INC. By: /s/ H. Ravi Brar Name: H. Ravi Brar Title: CEO G.H.V. REFRIGERATION, INC. By: /s/ H. Ravi Brar Name: H. Ravi Brar Title: CEO

INTERTEK TESTING SERVICES NA, INC. By: /s/ Richard John Name: Richard John Title: Secretary